Exhibit 99.1

For Immediate Release

Contact: John E. Lynch, Vice President of Investor Relations, 508-482-2314

Waters Corporation Announces Sherry Buck as

Chief Financial Officer

MILFORD, Mass, — Dec. 8, 2016 — Waters Corporation (NYSE:WAT) today announced Sherry Buck as its Senior Vice President and Chief Financial Officer effective January 9, 2017. Ms. Buck replaces Eugene G. Cassis, Waters Corporation CFO since February 2014, who will transition to a senior advisory role.

“On behalf of our Board of Directors and Executive Committee, I am pleased to welcome Sherry Buck to Waters as our CFO,” said Christopher J. O’Connell, Waters Corporation President and CEO. “Sherry brings a significant breadth of experience as a global financial executive and CFO of a public company, as well as being an excellent fit with Waters’ values and culture.”

Mr. O’Connell continued, “I would also like to thank Gene Cassis for his exemplary leadership of the finance function at Waters over the past three years, and for his valuable and ongoing counsel to me as we shape our business strategy and investments for future growth.”

As CFO of Libbey Inc. for more than four years, Ms. Buck was responsible for the company’s financial strategies, information technology and worldwide finance organization. Prior to joining Libbey, Ms. Buck spent nearly 20 years at Whirlpool Corporation in a number of leadership roles, including CFO, Global Product and Enterprise Cost Leadership, and Vice President, U.S. Finance. She earned her bachelor of science in Accountancy from the University of Missouri.

“I am excited to join Waters Corporation,” Ms. Buck said. “As the industry’s leader in technology, there are compelling opportunities for Waters to continue to extend its leading position. I look forward to working alongside Chris and the Waters team to execute our strategies and to drive value for our shareholders.”

About Waters Corporation (www.waters.com)

Waters Corporation (NYSE: WAT) develops and manufactures advanced analytical science technologies for laboratory-dependent organizations. For more than 50 years, the company has pioneered a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis systems.

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Waters is a registered trademark of the Waters Corporation.

Contacts:

John Lynch

Investor Relations

John_Lynch@waters.com

508.482.2314

Jeff Tarmy

Corporate Communications

Jeff_Tarmy@waters.com

508-482-2268

CAUTIONARY STATEMENT

This release contains “forward-looking” statements regarding the future. The Company’s actual future results may differ significantly from what is discussed or suggested in the forward-looking statements within this release for a variety of reasons, including and without limitation, a revision in organizational/leadership transition plans.